DIENSTVERTRAG	SERVICE AGREEMENT
zwischen	between
Immunic AG, vertreten durch den Vorsitzenden des Aufsichtsrates	Immunic AG, represented by the Chairman of the Supervisory Board
- nachfolgend „Gesellschaft" genannt -	- hereinafter referred to as the "Company" -
und	and
Herrn Daniel Vitt,	Mr. Daniel Vitt,
- nachfolgend „Vorstand" genannt -	- hereinafter referred to as the "Board Member" -

§ 1 Aufgabenbereich und Pflichten	§ 1 Responsibilities and Obligations
1.Herr Daniel Vitt soll zum ordentlichen Mitglied des Vorstandes der Gesellschaft bestellt werden. Er wird als geschäftsführendes Vorstandsmitglied (CEO) der Gesellschaft bestellt und vertritt die Gesellschaft gemeinsam mit einem Vorstand oder einem Prokuristen. Der Aufsichtsrat kann dem Vorstand die Befreiung von § 181 BGB erteilen.

1.Mr. Daniel Vitt is to be appointed as a member of the Company's Management Board. He will be appointed as the managing director (CEO) of the Company and represents the Company together with a member of the Management Board or an authorized signatory. The Supervisory Board may grant the Board Member exemption from Section 181 of the German Civil Code (BGB).

1.Der Vorstand führt die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung, der Geschäftsordnung für den Vorstand und dieses Dienstvertrages. Der Vorstand hat insbesondere für die in § 7 der Geschäftsordnung des Vorstands genannten Geschäfte und Maßnahmen die Zustimmung des Aufsichtsrats einzuholen.

1.The Board Member shall conduct the business of the Company in accordance with the law, the Articles of Association, the rules of procedure for the Management Board and this Service Agreement. In particular, the Board Member shall obtain the approval of the Supervisory Board for transactions and measures subject to approval in accordance with the rules of procedure of the Management Board.

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1.Dem Vorstand obliegen insbesondere die Aufgaben, die im Sinne des jeweiligen Geschäftsverteilungsplans (Anlage 1) zum Geschäftsbereich des geschäftsführenden Vorstandsmitglieds (CEO) gehören.
1.In particular, the Board Member is responsible for those tasks which, within the meaning of the respective schedule of responsibilities (Annex 1), belong to the business area of the managing director of the Executive Board (CEO).

1.Dienstort ist München/Planegg-Martinsried.	1.The place of work is Munich/Planegg-Martinsried.

§ 1 Nebentätigkeiten	§ 1 Ancillary Activities
1.Der Vorstand wird seine ganze Arbeitskraft und seine sämtlichen fachlichen Kenntnisse und Erfahrungen der Gesellschaft widmen. Die Übernahme einer entgeltlichen Nebentätigkeit sowie von Aufsichtsrats-, Beirats- oder ähnlichen Mandanten bedarf der vorherigen Zustimmung durch den Aufsichtsratsvorsitzenden.

1.The Board Member will devote all its working capacity and all its professional knowledge and experience to the Company. The assumption of an ancillary commercial activity as well as mandates in a supervisory board or advisory board or similar mandates require the prior consent of the Chairman of the Supervisory Board.

Dem Aufsichtsratsgremium ist bekannt, dass der Vorstand zum Zeitpunkt der Unterzeichnung dieses Vertrages die in Anlage 2 aufgelisteten Mandate innehat und erteilt zu deren Fortführung seine Zustimmung.
The Supervisory Board is aware that the Board Member holds the mandates listed in Annex 2 at the time of signing of this agreement and grants its approval to their continuation.
1.Für den Vorstand gilt das Wettbewerbsverbot des § 88 AktG. Während der Dauer dieses Vertrages wird sich der Vorstand auch nicht an Unternehmen beteiligen, die mit der Gesellschaft in Wettbewerb stehen oder mit denen die Gesellschaft Geschäftsverbindungen unterhält, es sei denn, der Aufsichtsrat hat vorher seine schriftliche Zustimmung erteilt.

1.The Board Member is subject to the non-competition clause of Section 88 of the German Stock Corporations Act (AktG). During the term of this agreement, the Board Member will also not invest in companies that compete with the Company or with which the Company has business relationships, unless the Supervisory Board has given its prior written consent.

Das Wettbewerbsverbot gilt nicht für Beteiligungen an Unternehmen in Gestalt von Wertpapieren, die an Börsen gehandelt und zum Zwecke der Kapitalanlage erworben werden.	The non-competition clause does not apply to interests in companies in the form of bonds traded on stock exchanges and acquired for the purpose of capital investment.

§ 1 Vergütung und Bonus	§ 1 Remuneration and Bonus

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1.Der Vorstand erhält für seine Tätigkeit	1.The Board Member receives for its activities
a)ein festes Jahresgehalt („Grundvergütung") in Höhe von EUR 215.000,00 brutto, das in 12 gleichen Monatsraten jeweils nachträglich am Monatsletzten ausbezahlt wird. Sofern dieser Vertrag nicht während der Dauer eines gesamten Kalenderjahres besteht, wird das Jahresfestgehalt zeitanteilig gezahlt.

a)a fixed annual salary ("Basic Remuneration") in the amount of EUR 215,000.00 gross, paid in 12 equal monthly instalments at the end of each month. If this agreement does not exist for the duration of an entire calendar year, the fixed annual salary shall be paid pro rata temporis.

a)eine jährliche variable Vergütung, die bei 100-prozentigem Erreichen der festgelegten Jahresziele maximal EUR 30.000,00 brutto beträgt. Die Einzelheiten, insbesondere zum Verfahren der Zielfestlegung, zur Feststellung der Zielerreichung und zur Fälligkeit ergeben sich aus dem Rahmenvertrag zur Zielvereinbarung in seiner jeweils geltenden Fassung. Die Art der Ziele, die Voraussetzungen für ihre Erreichung und ihre Gewichtung zueinander werden für das jeweilige Geschäftsjahr in einer gesonderten Zielfestlegung niedergelegt.

a)an annual variable remuneration of up to EUR 30,000.00 gross if the defined annual targets are achieved 100 percent. The details, in particular with regard to the procedure for setting targets, determining the achievement of targets and the due date, are set out in the Framework Agreement regarding the targets (Rahmenvertrag zur Zielvereinbarung) in its current version. The nature of the objectives, the conditions for their achievement and their weighting in relation to each other are laid down for each financial year in a separate target setting.

1.Die Grundvergütung und die variable Vergütung werden jährlich durch den Aufsichtsrat überprüft. Dabei sind die wirtschaftliche Entwicklung der Gesellschaft sowie die persönliche Leistung des Vorstandes zu berücksichtigen.

1.the Basic Remuneration and the variable remuneration are reviewed annually by the Supervisory Board. The economic development of the Company and the personal performance of the Board Member must be taken into account.

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1.lm Übrigen kann der Aufsichtsrat die Bezüge des Vorstands insgesamt auf die angemessene Höhe herabsetzen, wenn sich die Lage der Gesellschaft so verschlechtert, dass die Weitergewährung der Bezüge unbillig für die Gesellschaft wäre; Ruhegehalt, Hinterbliebenenbezüge und Leistungen verwandter Art können dabei nur in den ersten drei Jahren nach Ausscheiden aus der Gesellschaft herabgesetzt werden (§ 87 (2) AktG). Der Vorstand kann in diesem Fall diesen Dienstvertrag außerordentlich mit einer Frist von sechs Wochen zum Schluss des nächsten Kalendervierteljahres nach Erklärung der Herabsetzung kündigen (§ 87 (2) Satz 3 AktG). Entfällt eine verschlechterte Lage der Gesellschaft, ist die Herabstufung wieder rückgängig zu machen.

1.otherwise, the Supervisory Board may reduce the total remuneration of the Board Member to the appropriate amount if the situation of the Company deteriorates to such an extent that the continued granting of the remuneration would be inequitable for the Company; retirement pension, survivors' benefits and benefits of a related kind may only be reduced in the first three years after leaving the Company (Section 87 (2) AktG). In this case, the Board Member may terminate this Service Agreement extraordinarily with six weeks' notice to the end of the next calendar quarter after declaration of the reduction (Section 87 (2) sentence 3 AktG). If a deterioration in the situation of society does not apply, the downgrade shall be reversed.

§ 1 Versicherungen und Nebenleistungen	§ 1 Insurance and Fringe Benefits

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1.Auch soweit keine gesetzliche Versicherungspflicht besteht, zahlt die Gesellschaft an das Vorstandsmitglied monatliche Zuschüsse zur Kranken-und Pflegeversicherung des Vorstandsmitglieds. Die einzelnen Zuschüsse entsprechen in ihrer Höhe der Hälfte der vom Vorstandsmitglied gezahlten Beiträge, höchstens jedoch dem jeweils unter Berücksichtigung der jeweils geltenden Beitragsbemessungsgrenzen gesetzlich geschuldeten Höchstbetrag des Arbeitgeberanteils der gesetzlichen Kranken- und Pflegeversicherung. Die von der Gesellschaft geschuldeten Zuschüsse werden dem Vorstandsmitglied jeweils am Kalendermonatsende gezahlt. Die auf diese Zahlungen etwaig anfallende Einkommensteuer trägt das Vorstandsmitglied.

1.Even if there is no statutory insurance obligation, the Company shall pay the Board Member monthly health and long-term care insurance contributions for the Board Member. The individual contributions are in their amount equivalent to the amount of the contributions paid by the Board Member, but at the most to the maximum amount of the employer's contribution to the statutory health and long-term care insurance legally owed in each case, taking into account the applicable contribution assessment thresholds. The contributions owed by the Company are paid to the Board Member at the end of each calendar month. Any income tax payable on these payments shall be borne by the Board Member.

1.Der Vorstand erhält in angemessenem Umfang für die im Gesellschaftsinteresse erforderlichen Aufwendungen Ersatz. Erforderliche Reisekosten werden gegen Einzelnachweis erstattet. Die darin enthaltenen Tage- und Übernachtungsgelder können im Rahmen der steuerlich zulässigen Beträge auch pauschal abgerechnet werden.

1.The Board Member shall be reimbursed to an appropriate extent for the expenses required in the interest of the Company. Required travel expenses will be reimbursed against itemization. The daily and overnight allowances contained therein may also be settled as a lump sum within the limits of the amount permissible for tax purposes.

1.Die Gesellschaft kann den Vorstand nach ihrem Ermessen für die Dauer dieses Dienstvertrages im Rahmen einer Risiko-Lebensversicherung in Höhe von EUR 500.000,00 für den Todesfall und im Rahmen einer Unfallversicherung in Höhe von EUR 700.000,00 für den Invaliditätsfall versichern bzw. eine bereits bestehende Versicherung fortführen. Der Vorstand hat das Recht, den/die Bezugsberechtigten zu bestimmen.

1.At its discretion, the Company may insure the Board Member for the duration of this Service Agreement under a risk life insurance policy in the amount of EUR 500,000.00 in the event of death and under an accident insurance policy in the amount of EUR 700,000.00 in the event of disability or continue an existing insurance policy. The Board Member is entitled to determine the beneficiary/beneficaries.

1.Im FaIle der Übernahme einer bestehenden Direktversicherung kann diese gemäß § 40 b EStG in ihrer geltenden Fassung weiter geführt werden. Die pauschale Versteuerung übernimmt in diesem Fall die Gesellschaft.

1.In the event that an existing direct insurance policy is taken over, this insurance policy can be managed in its current version under Section 40 b German Income Tax Act (EStG). In this case, the lump sum taxation is paid by the Company.

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1.Die Gesellschaft bietet dem Vorstand die Möglichkeit zur Teilnahme an einer Pensionskasse, Unterstützungskasse oder einer ähnlichen betrieblichen Altersversorgung (BAV) bzw. zur Übernahme einer bereits bestehenden BAV. In diesem Zusammenhang kann der Vorstand einen Teil seiner Gehaltsansprüche zugunsten einer betrieblichen Altersversorgungszusage umwandeln. Die dem Vorstand gemäß § 3 (1) lit. a) gewährte Grundvergütung wird dabei mit Wirkung zum Beginn einer betrieblichen Altersversorgungszusage entsprechend um einen monatlichen Bruttobetrag gekürzt, um in eine wertgleiche Zusage auf betriebliche Versorgungsleistung umgewandelt zu werden. In Höhe dieses Betrags verringert sich der Anspruch des Vorstands auf Zahlung der Grundvergütung. Sollte der Vorstand die Versorgungszusage im weiteren Verlauf ganz oder teilweise wieder kündigen oder ruhen lassen, so lebt der entsprechende Vergütungsanspruch wieder auf.

1.The Company offers the Board Member the opportunity to participate in a pension fund, support fund or similar company pension scheme (betriebliche Altersvorsorge, BAV) or to take over an existing BAV. In this context, the Board Member can convert part of its salary entitlements into a company pension commitment. The Basic Remuneration granted to the Board Member pursuant to § 3 (1) lit. a) shall be reduced by a gross monthly amount with effect from the beginning of a company pension commitment to be converted into an equal-value commitment to company pension benefits. The Board Member's entitlement to payment of the Basic Remuneration is reduced by this amount. If the Board Member rescinds or suspends the pension commitment in whole or in part in the further course of the plan, the corresponding entitlement to compensation shall revive.

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1.Die Gesellschaft schließt für den Vorstand eine Vermögensschaden-Haftpflichtversicherung (D&O) für den Fall ab, dass der Vorstand wegen einer in Ausübung seiner Tätigkeit begangenen Pflichtverletzung von einem Dritten oder der Gesellschaft aufgrund gesetzlicher Haftpflichtbestimmungen privatrechtlichen Inhalts für einen Vermögensschaden in Anspruch genommen wird. Der Vorstand trägt dabei eine Selbstbeteiligung in Höhe des Mindestwerts gemäß § 93 (2) AktG (derzeit je Schadensfall 10% des Schadens, maximal aber das 1 ½-fache der Grundvergütung pro Jahr (jährliche Höchstgrenze). Kommt es zu mehreren Schadensfällen in einem Jahr, gilt die jährliche Höchstgrenze für alle Schadensfälle zusammen. Der Selbstbehalt passt sich bei Änderung der Grundvergütung (bzw. bei Änderung von § 93 (2) AktG) automatisch an; der Vorstand ist verpflichtet, die entsprechenden Änderungen beim Selbstbehalt des D&O Versicherungsvertrages zu veranlassen, und/oder sämtliche in diesem Zusammenhang erforderlichen Erklärungen abzugeben. Das Bezugsjahr für den anzuwendenden Selbstbehalt ist das Jahr des Pflichtverstoßes.

1.The Company enters into a directors' and officers' liability insurance policy (D&O) for the Board Member for the event that a third party or the Company makes a claim against the Board Member for a loss of assets due to a breach of duty committed in the performance of its duties due to statutory liability provisions under private law. The Board Member bears a deductible in the amount of the minimum value pursuant to Section 93 (2) of the German Stock Corporation Act (AktG) (currently 10% of the damage per claim, but not more than one and a half times the Basic Remuneration per year (annual maximum limit). In case of several loss events in one year, the annual maximum limit applies to all loss events in combination. The deductible is automatically adjusted in the event of a change in the Basic Renumaration (or in the event of a change in Section 93 (2) AktG); the Board Member is obliged to arrange for the corresponding changes to the deductible in the D&O insurance agreement and / or to provide all declarations required in this regard. The reference year for the deductible to be applied is the year of the violation.

§ 1 Urlaub	§ 1 Holiday
1.Der Vorstand hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen. Arbeitstage sind alle Kalendertage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen am Sitz der Gesellschaft. Bei unterjährigem Beschäftigungsbeginn oder -ende wird der Jahresurlaub in diesem Kalenderjahr zeitanteilig gewährt.

1.The Board Member is entitled to an annual vacation of 30 working days. Working days are all calendar days except Saturdays, Sundays and public holidays at the registered office of the Company. If employment begins or ends during the course of the year, annual vacation in this calendar year will be granted pro rata temporis.

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1.Die Urlaubszeit ist unter Berücksichtigung der Geschäftslage mit den anderen Vorstandsmitgliedern abzustimmen.	1.The holiday period shall be coordinated with the other members of the Executive Board, taking into account the business situation.

Bezüge bei Krankheit, Arbeitsunfähigkeit oder Tod	§ 1 Beneficiaries in the event of illness, incapacity for work or death
1.Im Fall einer Dienstverhinderung (z.B. infolge Erkrankung) ist das Vorstandsmitglied verpflichtet, den Aufsichtsratsvorsitzenden der Gesellschaft unverzüglich über Grund und Dauer der Dienstverhinderung zu informieren und auf vordringlich zu erledigende Aufgaben hinzuweisen. Dauert die Dienstverhinderung länger als eine Woche, hat das Vorstandsmitglied im Fall einer Erkrankung ein ärztliches Attest oder im Fall einer sonstigen Dienstverhinderung eine schriftliche Erklärung vorzulegen, woraus sich der Grund der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer ergeben. Das Vorstandsmitglied tritt bereits jetzt etwaige (Schadensersatz-)Ansprüche in Höhe der nach dieser Regelung von der Gesellschaft geleisteten oder zu leistenden Zahlungen an die Gesellschaft ab, die ihm gegenüber Dritten wegen der Arbeitsverhinderung zustehen. Das Vorstandsmitglied ist verpflichtet, der Gesellschaft unverzüglich sämtliche zur Geltendmachung derartiger (Schadensersatz-)Ansprüche notwendigen Angaben zu machen sowie hierfür notwendige Unterlagen zu überlassen.

1.In the event of an unforeseen absence (e.g. due to illness), the Board Member is obliged to inform the Chairman of the Supervisory Board of the Company without undue delay of the reason for and probable duration of the absence and draw the attention on the tasks to be performed urgently. If the absence lasts longer than one week, the Board Member must submit a medical certificate in the event of illness or a written declaration in the event of any other incapacity, stating the reason for the incapacity and its probable duration. The Board Member hereby assigns to the Company any (compensation) claims in the amount of the payments made or to be made by the Company in accordance with this provision to which he is entitled in respect of third parties due to the impediment to work. The Board Member is obligated to provide the Company with all information necessary for asserting such (compensation) claims and to provide the Company with the necessary documents without undue delay.

1.Bei einer vorübergehenden krankheitsbedingten oder sonstigen unverschuldeten Arbeitsunfähigkeit des Vorstandes wird die Grundvergütung gemäß § 3 (1) lit. a) während der Zeit der Arbeitsunfähigkeit bis zu einer Dauer von sechs Monaten, längstens jedoch bis zur Beendigung dieses Dienstvertrages weitergezahlt. Dauert die Arbeitsunfähigkeit länger als ununterbrochen 3 Monate an, kann der Aufsichtsrat die variable Vergütung nach Anlage 4 unter Berücksichtigung der Dauer der Arbeitsunfähigkeit angemessen reduzieren.

1.In the event of a temporary illness or other non-culpable incapacity to work, the basic remuneration pursuant to § 3 (1) lit. a) shall continue to be paid during the period of the incapacity to work up to a period of six months, at the latest until the termination of this Service Agreement. If the incapacity to work lasts longer than three months without interruption, the Supervisory Board may reduce the variable remuneration in accordance with Annex 4 by a reasonable amount, taking into account the duration of the incapacity to work.

1.Bei einer dauernden Arbeitsunfähigkeit des Vorstandes endet der Dienstvertrag mit dem Ende des Quartals, in dem die dauernde Arbeitsunfähigkeit festgestellt worden ist.	1.In the event of permanent incapacity to work of the Board Member, the employment agreement ends at the end of the quarter in which the permanent incapacity to work was determined.
Ist der Vorstand länger als sechs Monate außerstande, seiner Tätigkeit nachzugehen, kann der Aufsichtsrat verlangen, dass das Vorliegen einer dauernden Arbeitsunfähigkeit durch einen von ihm ausgewählten Arzt auf Kosten der Gesellschaft nachgeprüft wird. Nimmt der Vorstand den Termin trotz zweimaliger Aufforderung durch den Aufsichtsrat nicht wahr, gilt der Vorstand als dauernd arbeitsunfähig. Die Aufforderungen haben mit einer Woche zeitlichen Abstands voneinander zu erfolgen.

If the Board Member is unable to carry out its duties for more than six months, the Supervisory Board may demand that the existence of a permanent incapacity to work be reviewed by a doctor of its choice at the Company's expense. If the Board Member fails to meet the demand despite two requests by the Supervisory Board, the Board Member shall be deemed permanently incapacitated for work. The requests shall be made at intervals of one week.

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Eine Abfindung ist bei einer Beendigung des Dienstvertrags wegen dauernder Arbeitsunfähigkeit nicht zu leisten.	A severance payment shall not be made in the event of termination of the employment agreement due to permanent incapacity to work.
1.Stirbt der Vorstand während der Dauer des Dienstvertrages, ist die Grundvergütung nach § 3 (1) lit. a) noch für den Sterbemonat und für die zwei darauf folgenden Monate zu zahlen.
1.If the Board Member dies during the term of this Service Agreement, the Basic Remuneration according to § 3 (1) lit. a) shall still be payable for the month of death and for the following two months.

Die Boni nach § 3 (1) lit. b) werden entsprechend Anlage 4 Ziff. 3 durch den Aufsichtsrat festgelegt und an den Ehepartner, bei deren Fehlen an die unterhaltsberechtigten Kinder des Vorstands (letztere als Gesamtgläubiger) oder seine Erben bezahlt.

The bonuses pursuant to § 3 (1) lit. b) are determined by the Supervisory Board in accordance with Annex 4 No. 3 and paid to the spouse, in the event of their absence to the dependent children of the Board Member (the latter as joint creditor) or his heirs.

Sonderleistungen und Sonderkündigungsrecht bei Kontrollerwerb	§ 1 Special services and special right of termination in the event of acquisition of control
1.Kommt es nach der Unterzeichnung dieses Vertrags zu einem Kontrollerwerb im Sinne eines Anteilserwerbs von mehr als 50% durch einen Aktionär, Dritten oder gemeinsam handelnde Personen oder zu einer wirtschaftlich vergleichbaren Transaktion (z.B. Verkauf des Geschäftsbetriebs oder eines wesentlichen Teils davon durch die Gesellschaft, Verkauf von wesentlichen Beteiligungsgesellschaften der Gesellschaft, Verschmelzung auf ein anderes Unternehmen, Verkauf von mehr als 50% der Anteile der Gesellschaft nach einem „Delisting" der Gesellschaft, etc.) und will sich die Gesellschaft in diesem Zusammenhang oder in dessen Folge von dem Vorstand durch vorzeitige Vertragsauflösung trennen, ohne hierfür einen wichtigen Grund im Sinn des § 626 BGB zu haben, so erhält der Vorstand zusätzlich zu der Vergütung und allen Leistungen, die ihm bis zum Trennungszeitpunkt zustehen, eine Abfindung. Die Höhe der Abfindung entspricht der Summe der Gesamtvergütung (Grundvergütung, variable Vergütung sowie Nebenleistungen), die der Vorstand bis zum Ablauf der in § 10 (1) definierten Dauer gemäß diesem Vertrag erhalten hätte, wäre der Vertrag nicht vorzeitig beendet, sondern bis zum Ende der vollen Amtszeit erfüllt worden. Für Zwecke der Berechnung der Abfindung nach diesem Absatz (1) wird davon ausgegangen, dass dem Vorstand jeweils der maximale Bonus gemäß Anlage 4 (ggf. pro rata temporis bis zum Ende der Vertragslaufzeit) gezahlt worden wäre. Beträgt die ordentliche Laufzeit dieses Vertrages gemäß § 10 (1) zum Zeitpunkt des Wirksamwerdens der Trennung nach diesem Absatz (1) weniger als 15 Monate, berechnet sich die zu zahlende Abfindung auf Basis einer fiktiven Restlaufzeit von 15 Monaten, d. h. die Abfindung wird berechnet auf Basis einer angenommenen Restlaufzeit von mindestens 15 Monaten. Während der Vertragslaufzeit stattfindende Anhebungen der Vergütung gemäß § 3 (1) werden bei den beschriebenen Berechnungen berücksichtigt.

1.If, after the signing of this agreement, control is acquired in the sense of a share acquisition of more than 50% by a shareholder, third party or persons acting jointly or in the sense of an economically comparable transaction (e.g. sale of the business operations or a substantial part thereof by the Company, sale of substantial associated companies of the Company, merger with another company, sale of more than 50% of the shares of the Company after a delisting of the Company, etc) and if the Company wishes to terminate the agreement with the Board Member in this context or as a result thereof by early termination of the agreement without having an important reason within the meaning of Section 626 of the German Civil Code (BGB), the Board Member shall receive a severance payment in addition to the remuneration and all benefits to which it is entitled up to the time of termination. The amount of the severance payment corresponds to the sum of the total remuneration (basic remuneration, variable remuneration as well as fringe benefits) that the Board Member would have received until expiry of the term defined in § 10 (1) of this agreement, if the agreement would not have been terminated prematurely, but would have been fulfilled by the end of the full term of office. For the purpose of calculating the severance payment pursuant to this paragraph (1), it is assumed that the maximum bonus would have been paid to the Board Member in each case in accordance with Annex 4 (if applicable pro rata temporis until the end of the agreement term). If the ordinary term of this agreement pursuant to § 10 (1) is less than 15 months at the time the separation pursuant to this paragraph (1) takes effect, the severance payment to be made shall be calculated on the basis of a fictitious remaining term of 15 months, i.e. the severance payment shall be calculated on the basis of an assumed remaining term of at least 15 months. Any increases in remuneration in accordance with § 3 (1) that take place during the term of the agreement shall be taken into account in the calculations described.

1.Die Abfindung ist in voller Höhe zusammen mit dem Gehalt für den Monat, zu dessen Ende die Trennung nach Absatz (1) wirksam wird, zur Zahlung fällig.	1.The severance payment shall be payable in full together with the salary for the month at the end of which the separation referred to in paragraph (1) takes effect.

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1.Im Falle dieses Absatzes (1) wird dem Vorstand ein außerordentliches Sonderkündigungsrecht zu diesem Dienstvertrag eingeräumt. Das Sonderkündigungsrecht kann innerhalb von sechs Wochen ab Kenntnis des Vorstands über den rechtskräftigen Vollzug des Kontrollwechsels im Sinne des Absatzes (1) mit einer Frist von drei Monaten zum Monatsende ausgeübt werden. Darüber hinaus besteht ein Sonderkündigungsrecht des Vorstands auch dann, wenn der Vorstand innerhalb von einem Jahr nach Vollzug des Kontrollwechsels abberufen wird. In diesem Fall beträgt die Sonderkündigungsfrist zwei Wochen. Die Kündigung kann innerhalb von vier Wochen nach Abberufung durch den Vorstand erklärt werden.

1.In the event of this paragraph (1), the Board Member shall be granted an extraordinary right of termination to this Service Agreement. The extraordinary right of termination may be exercised within six weeks of the knowledge of the Board Member of the legally binding execution of the change of control within the meaning of paragraph (1) with a notice period of three months to the end of the month. In addition, the Board Member has a special right of termination even if the Board Member is dismissed within one year of the completion of the change of control. In this case, the special notice period is two weeks. The termination may be declared by the Board Member within four weeks after dismissal.

§ 1 Diensterfindungen und Schutzrechte	§ 1 Service inventions and industrial property rights

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1.Erfindungen des Vorstands sowie seine technischen oder organisatorischen Verbesserungsvorschläge werden entsprechend den jeweils geltenden Bestimmungen des Gesetzes über Arbeitnehmererfindungen vom 25.7.1957 mit folgender Maßgabe behandelt: Der Vorstand wird der Gesellschaft Diensterfindungen, freie Erfindungen und technische wie organisatorische Verbesserungsvorschläge unverzüglich melden und der Gesellschaft zur ausschließlichen, beschränkten oder unbeschränkten Inanspruchnahme anbieten. Die Erklärung der Inanspruchnahme hat seitens der Gesellschaft innerhalb von vier Monaten nach der Meldung zu erfolgen. Die Gesellschaft hat das Recht, jedoch nicht die Verpflichtung, zur Anmeldung von Schutzrechten im In- und Ausland. Im Fall einer Diensterfindung oder eines technischen oder organisatorischen Verbesserungsvorschlags sind sich die Parteien darin einig, dass eine etwaige Vergütung für eine von der Gesellschaft in Anspruch genommene Diensterfindung mit der Zahlung der Grundvergütung nach § 3 (1) lit. a) dieses Vertrages vollständig abgegolten ist. Im Fall einer freien Erfindung ist dem Vorstandsmitglied eine marktübliche Vergütung zu zahlen.

1.Inventions by the Board Member and its technical or organizational suggestions for improvement shall be treated in accordance with the applicable provisions of the Act on Employee Inventions of 25 July 1957, subject to the following provisions: The Board Member will immediately notify the Company of job-related inventions, free inventions and technical and organizational suggestions for improvement and offer them to the Company for exclusive, limited or unlimited use. The Company must declare acceptance within four months of notification. The Company is entitled, but not obliged, to register intellectual property rights in Germany and abroad. In the case of a job-related invention or a technical or organizational suggestion for improvement, the parties agree that any remuneration for a service invention claimed by the Company shall be paid in full upon payment of the basic remuneration pursuant to § 3 (1) lit. a) of this agreement. In the case of a free invention, the Board Member shall be paid a remuneration in line with market-based conditions.

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1.Der Vorstand überträgt der Gesellschaft ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrechte für alle etwaigen nach dem Urhebergesetz schutzfähigen Tätigkeitsergebnisse, die das Vorstandsmitglied während der Dauer seines Dienstvertrages während seiner Arbeitszeit oder, sofern sie Bezug zu seinen dienstvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt. Die Übertragung der urheberrechtlichen Nutzungs- und Verwertungsrechte umfasst auch etwaige bei Vertragsschluss noch unbekannte Nutzungsarten. Die Übertragung der Nutzungs- und Verwertungsrechte umfasst insbesondere auch die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte. Das Vorstandsmitglied verzichtet ausdrücklich auf sonstige ihm etwa als Urheber zustehende Rechte an den Tätigkeitsergebnissen, insbesondere auf das Recht auf Namensnennung, auf Bearbeitung und auf Zugänglichmachung des Werkes.

1.The Board Member shall grant the Company exclusive rights of use and exploitation, unlimited in terms of time, space and content, for any works which may be protected under the German Copyright Act and which the Board Member produces during the term of his Service Agreement during his working hours or, if they relate to his duties under the Service Agreement, also outside his working hours. The transfer of the rights of use and exploitation also includes any types of use still unknown at the time of conclusion of the agreement. The transfer of the rights of use and exploitation includes in particular the permission for processing and licensing to third parties. The Board Member expressly waives any other rights to the works to which he is entitled as the author, in particular the right to name, edit and make accessible the work.

1.Soweit Tätigkeitsergebnisse, die der Vorstand während der Dauer seines Dienstvertrages während seiner Arbeitszeit oder, sofern sie Bezug zu seinen dienstvertraglichen Aufgaben haben, auch außerhalb seiner Arbeitszeit erstellt, nicht bereits nach Absatz (1) und (2) übertragen sind, überträgt der Vorstand der Gesellschaft sämtliche Rechte an diesen Tätigkeitsergebnissen, insbesondere Marken- und sonstige Kennzeichenrechte sowie eingetragene Designs.

1.Insofar as works which the Board Member produces during the term of its Service Agreement, during its working hours or, insofar as they relate to its duties under the Service Agreement, also outside its working hours, have not already been transferred in accordance with paragraphs (1) and (2), the Board Member shall transfer to the Company all rights to these works, in particular trademark and other distinctive rights as well as registered designs.

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1.Die Parteien sind sich einig, dass die Einräumung dieser Rechte und der Verzicht auf Rechte nach dieser Regelung vollumfänglich mit der Zahlung der Grundvergütung nach § 3 (1) lit. a) dieses Vertrages abgegolten sind, soweit dem nicht zwingende gesetzliche Regelungen entgegenstehen. Der Vorstand ist verpflichtet, jedwedes seiner schutzrechtsfähigen Tätigkeitsergebnisse unverzüglich der Gesellschaft, vertreten durch den Aufsichtsrat, zu melden und die Gesellschaft im erforderlichen Umfang, auch nach Beendigung dieses Dienstvertrages, bei der Erlangung von Schutzrechten zu unterstützen. Soweit der Vorstand seine Mitwirkungspflichten nach der Beendigung dieses Dienstvertrages erfüllt, erhält der Vorstand hierfür einen angemessenen Tagessatz sowie eine Erstattung aller Aufwendungen, die ihm durch seine Mitwirkung entstanden sind.

1.The parties agree that the granting of these rights and the waiver of rights under this provision are fully covered by the payment of the Basic Remuneration under § 3 (1) lit. a) this agreement, otherwise provided for by mandatory legal provisions. The Board Member is obliged to notify any of the works that are capable of being protected by intellectual property rights without delay to the Company, represented by the Supervisory Board, and to support the Company to the necessary extent, even after termination of this Service Agreement, in obtaining intellectual property rights. To the extent that the Board Member fulfils its duties to cooperate after the termination of this Service Agreement, the Board Member shall receive an appropriate daily rate as well as a reimbursement of all expenses incurred by him resulting from his cooperation.

§ 1 Geheimhaltung und Rückgabe von Unterlagen, Interessenkonflikte	§ 1 Confidentiality and return of documents, conflicts of interest

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1.Der Vorstand verpflichtet sich, über alle ihm im Rahmen seiner Tätigkeit oder sonst zur Kenntnis gelangenden geschäftlichen und betrieblichen Angelegenheiten der Gesellschaft und aller Verbundenen Unternehmen strengstes Stillschweigen zu bewahren, einschließlich des Inhalts dieses Dienstvertrages sowie den Vertragsverhandlungen, die dem Abschluss dieses Dienstvertrages zugrunde liegen. Der Vorstand verpflichtet sich weiterhin, diese Informationen nicht für den eigenen oder den Nutzen anderer zu verwenden und alle solche geschäftlichen und betrieblichen Angelegenheiten betreffenden Geschäftsunterlagen der Gesellschaft und der Verbundenen Unternehmen unter Verschluss zu halten. Unter geschäftlichen und betrieblichen Angelegenheiten im Sinne dieser Regelung verstehen die Parteien insbesondere Geschäfts- und Betriebsgeheimnisse sowie alle Informationen und Daten mit Bezug zu vertraulichen Angelegenheiten und geschäftsbezogenem Know-how, sämtliche Informationen über alle mit dem existenten oder künftigen Geschäft der Gesellschaft und der Verbundenen Unternehmen in Zusammenhang stehenden Geschäftspläne und Geschäftsstrategien, Verfahren, Preis- oder Marktstrategien und Produkt-, Dienstleistungs- oder Entwicklungsplanungen, geplante Unternehmenserwerbe oder -veräußerungen, sämtliche Geschäftszahlen und Details der organisatorischen Strukturen sowie die wesentlichen Ideen und Prinzipien, welche diesen Strategien und Planungen zugrunde liegen, und alle Informationen, von denen vernünftigerweise erwartet werden kann, dass sie zu solchen Strategien oder Planungen führen werden und die von der Gesellschaft, von Verbundenen Unternehmen oder dem Vorstandsmitglied während der Dauer dieses Dienstvertrages erdacht, erfunden, überarbeitet, entdeckt, entwickelt, erworben, beurteilt, getestet oder angewendet worden sind.

1.The Board Member undertakes to maintain the strictest secrecy with regard to all business and operational matters of the Company and old affiliated companies that come to its attention in the course of its activities or otherwise, including the contents of this Service Agreement and the negotiations on which the conclusion of this Service Agreement is based. The Board Member further undertakes not to use this information for its own benefit or for the benefit of others and to keep all business documents of the Company and its Affiliates relating to such business and operational matters under lock and key. For the purposes of this provision, business and operational matters shall mean, in particular, business and trade secrets and all information and data relating to confidential matters and business-related know-how, all information, all business plans and strategies, procedures, price or market strategies and product, service or development plans relating to the existing or future business of the Company and its Affiliates, planned corporate acquisitions or disposals, all business figures and details of the organizational structures and the principal ideas and principles underlying such strategies and plans, and all information that can reasonably be expected to result in such strategies or plans and that has been invented, redacted, discovered, developed, assessed, tested or applied by the Company, its affiliates or the Board Member during the term of this Service Agreement.

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1.Die Geheimhaltungsverpflichtung nach vorstehendem Absatz (1) dauert auch nach Beendigung des Dienstverhältnisses fort. Im Rahmen einer von dem Vorstand nach Beendigung dieses Dienstvertrages ausgeübten beruflichen oder unternehmerischen Tätigkeit kann er sein als Vorstandsmitglied erworbenes Wissen einsetzen, sofern dabei die gesetzlichen Beschränkungen insbesondere nach §§ 3, 17 UWG, § 823 (1) und (2) BGB i.V. m. UWG, § 826 BGB und den datenschutzrechtlichen Regelungen sowie die Beschränkungen aus dem nachvertraglichen Wettbewerbsverbot nach § 16 dieses Vertrages strikt beachtet werden.

1.The obligation to maintain secrecy pursuant to the previous paragraph (1) shall continue even after the termination of the employment relationship. The Board Member may use his knowledge acquired as a Board Member within the scope of a professional or entrepreneurial activity carried out by the Board Member after termination of this Service Agreement, provided that the statutory restrictions - in particular pursuant to Sections 3, 17 UWG (German Act Against Unfair Competition), Section 823 (1) and (2) BGB associated with Sections 3, 17 UWG, Section 823 (1) and (2) BGB associated with the UWG, Section 826 BGB and the data protection regulations.

1.Der Vorstand ist verpflichtet, in Zweifelsfällen über den Umfang der Geheimhaltungsverpflichtung nach vorstehenden Absätzen (1) und (2) mit dem Aufsichtsrat der Gesellschaft eine Klärung herbeizuführen.

1.In cases of doubt, the Board Member is obliged to reach a clarification with the Supervisory Board of the Company regarding the scope of the confidentiality obligation pursuant to the previous paragraphs (1) and (2).

1.Der Vorstand verpflichtet sich, auf Verlangen der Gesellschaft jederzeit und spätestens bei Ende seiner Bestellung zum Organ auch ohne gesonderte Aufforderung alle in seinem Besitz befindlichen Unterlagen der Gesellschaft oder Verbundener Unternehmen, insbesondere alle Notizen, Memoranden, Aufzeichnungen, Protokolle und Berichte, Akten sowie alle anderen ähnlichen Dokumente (einschließlich Abschriften, Ablichtungen, Kopien oder sonstiger Reproduktionen), die im Zusammenhang mit seiner Tätigkeit stehen, unverzüglich und vollständig an die Gesellschaft zurückzugeben. Ein Zurückbehaltungsrecht ist ausgeschlossen. Diese Regelung gilt sinngemäß für elektronisch gespeicherte Daten sowie die jeweiligen Daten- oder Programmträger.

1.The Board Member undertakes, at the request of the Company at any time and at the latest at the end of its appointment to the Board and without separate request, to return to the Company all documents of the Company or affiliated companies in its possession, in particular all notes, memoranda, records, minutes and reports, files as well as all other similar documents (including copies, photocopies or other reproductions) in connection with its activities without delay and in full. A right of retention is excluded. This provision applies to electronically stored data as well as the respective data or program carriers.

1.Die Herausgabeverpflichtung bezieht sich auch auf sonstiges, im Besitz des Vorstands befindliches Eigentum der Gesellschaft oder Verbundener Unternehmen bzw. von der Gesellschaft oder von einem Verbundenen Unternehmen geleaste Gegenstände. Diese Herausgabeverpflichtung erstreckt sich insbesondere auch auf ein dem Vorstand etwa überlassenes Mobiltelefon, Laptop oder sonstige Geräte der Datenverarbeitung, bei Ende seiner Bestellung zum Organ auch, wenn insoweit eine private Nutzung gestattet war.

1.The release obligation also applies to other property of the Company or affiliates or items leased by the Company or an affiliate that is in possession of the Board Member. This release obligation also extends in particular to a mobile phone, laptop or other data processing device left in the possession of the Board Member, at the end of its appointment to the Board even if private use was permitted in this respect.

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1.Der Vorstand hat mögliche und tatsächliche Interessenkonflikte unverzüglich dem Aufsichtsrat gegenüber offenzulegen und die anderen Vorstandsmitglieder hierüber zu informieren.	1.The Board Member must immediately disclose possible and actual conflicts of interest to the Supervisory Board and inform the other members of the Management Board hereof.

§ 1 Vertragsdauer	§ 1 Term of the Agreement
1.Der Vertrag steht insgesamt unter der (A) aufschiebenden Bedingung, dass (i) der Vorstand zum Vorstand der Gesellschaft bestellt wird und (ii) dass die Tranche I gem. Sec. 4 Abs. 2 des Investment Agreements vom 10 August an die Gesellschaft vollständig gezahlt und (B) auflösenden Bedingung, dass die Option aus dem Asset Purchase Agreement zwischen der Gesellschaft und der 4SC AG nicht bis zum 30. September 2016 ausgeübt wird.

1.The agreement is subject to (A) the condition precedent that (i) the Board Member is appointed to the Management Board of the Company and (ii) that Tranche I pursuant to Sec. 4 (2) of the Investment Agreement of 10 August is paid in full to the Company and (B) the condition precedent that the option under the Asset Purchase Agreement between the Company and 4SC AG is not exercised by 30 September 2016.

1.Dieser Vertrag wird mit Wirkung zum frühestmöglichen Termin, jedoch spätestens dem 1. April 2017, abgeschlossen. Er endet mit Ablauf von drei Jahren.	1.This contract will be concluded with effect at the earliest possible date, but no later than 1 April 2017. It ends with the expiration of three years.
1.Das Recht zur außerordentlichen Kündigung bleibt unberührt.	1.The right to extraordinary termination remains unaffected.
1.Im Fall eines Widerrufs der Bestellung, der Amtsniederlegung durch das Vorstandsmitglied oder bei einer sonstigen Beendigung der Organstellung endet dieser Dienstvertrag mit Ablauf eines Jahres nach dem Ende des Amtes, spätestens jedoch zum Ende der Laufzeit nach Absatz (1). Eine etwaige frühere Beendigung aufgrund Absatz (2) dieses Vertrages bleibt unberührt.

1.In the event of revocation of the appointment, demission by the Board Member or other termination of the position, this Service Agreement shall end at the end of one year after the end of the term of office, at the latest, however, at the end of the term pursuant to paragraph (1). A possible termination due to paragraph (2) of this agreement remains unaffected.

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1.Der Vorsitzende des Aufsichtsrats wird dem Vorstand spätestens neun Monate vor Ablauf dieses Vertrages schriftlich mitteilen, ob und unter welchen Bedingungen der Aufsichtsrat den Vorstand erneut zum Vorstandsmitglied bestellen wird und ob er bereit ist, den Dienstvertrag entsprechend der Dauer der neuen Bestellung zu verlängern oder einen neuen Dienstvertrag zu mindestens gleichen Bedingungen mit ihm abzuschließen. Der Vorstand wird innerhalb von zwei Monaten ab Zugang des Angebots des Aufsichtsratsvorsitzenden erklären, ob er die erneute Bestellung annimmt und bereit ist, den für die Fortsetzung oder Erneuerung des Dienstvertrages angebotenen Bedingungen zuzustimmen.

1.The Chairman of the Supervisory Board will inform the Board Member in writing no later than nine months before the expiry of this agreement, whether and under which conditions the Supervisory Board will reappoint the Board Member and whether he is willing to extend the Service Agreement for the duration of the new appointment or to conclude a new Service Agreement on at least the same terms. Within two months of receipt of the Supervisory Board Chairman's offer, the Board Member will declare whether it accepts the reappointment and is prepared to agree to the terms and conditions offered for the continuation or renewal of the Service Agreement.

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1.Die Gesellschaft ist berechtigt, den Vorstand nach dem Widerruf seiner Bestellung gemäß § 84 (3) AktG oder im Zusammenhang mit einer Beendigung des Dienstvertrages, insbesondere nach einer Kündigung oder im Anschluss an den Abschluss eines Aufhebungsvertrages, ganz oder teilweise von seiner Pflicht zur Dienstleistung unter Fortzahlung der Grundvergütung gemäß § 3 (1) lit. a) widerruflich oder unwiderruflich freizustellen. lm Fall der unwiderruflichen Freistellung werden offene Urlaubs- und sonstige Freizeitausgleichsanspruche angerechnet, die damit erledigt sind. Der Dienstvertrag im Übrigen wird von der Freistellung nicht berührt; insoweit bestehen insbesondere die Verschwiegenheitspflicht und das vertragliche Wettbewerbsverbot bis zum Ende des Dienstvertrages fort. Anderweitiger Verdienst während der Freistellungszeit wird gemäß § 615 Satz 2 BGB angerechnet. Eine Anrechnung erfolgt nicht, wenn und soweit der anderweitige Verdienst aus einer genehmigten Nebentätigkeit (§ 2 (1) dieses Dienstvertrages) stammt.

1.The Company is entitled, after the revocation of its appointment pursuant to Section 84 (3) AktG or in connection with a termination of the Service Agreement, in particular following a termination or following the conclusion of a termination agreement, to release the Board Member in whole or in part from its obligation to provide services with continued payment of the Basic Remuneration pursuant to § 3 (1) a) revocably or irrevocably. In the event of irrevocable release, receivable holiday and other time off compensation claims shall be credited and settled. The rest of the Service Agreement remains unaffected by the indemnification; in this respect, the obligation to maintain secrecy and the contractual non-competition clause continue to apply until the end of the Service Agreement. Other earnings during the exemption period shall be deducted in accordance with Section 615 sentence 2 BGB. If and as far as the other earnings originate from an approved ancillary activity (§ 2 (1) of this Service Agreement) they are not subject to deduction.

1.Bei vorzeitiger Beendigung der Vorstandstätigkeit ohne wichtigen Grund entsprechen die Zahlungen an den Vorstand einschließlich Nebenleistungen maximal dem Wert von zwei Jahresvergütungen (Abfindungs-Cap) und überschreiten nicht die Gesamtvergütung (Grundvergütung, variable Vergütung sowie Nebenleistungen) für die Restlaufzeit des Dienstvertrages. Bei einem Kontrollerwerb nach § 7 gilt ein Abfindungs-Cap von maximal drei Jahresvergütungen.

1.In the event of premature termination of the board activity without good cause, payments to the Board Member including fringe benefits shall not exceed the value of two years' remuneration (severance payment cap) and shall not exceed the total remuneration (Basic Remuneration, variable remuneration and fringe benefits) for the remaining term of the Service Agreement. In the case of an acquisition of control pursuant to § 7, a severance payment cap of a maximum of three years' remuneration applies.

§ 1 Ausschlussfristen	§ 1 Preclusive Period

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1.Ansprüche der Gesellschaft und des Vorstands aus dem Dienstverhältnis oder im Zusammenhang mit diesem Dienstverhältnis verfallen, ungeachtet ihres Rechtsgrundes, wenn die bzw. der Anspruchsberechtigte den Anspruch nicht innerhalb einer Frist von sechs Monaten, berechnet ab dem Zeitpunkt der Fälligkeit und der Kenntnis oder grob fahrlässigen Unkenntnis des Anspruchsberechtigten von den anspruchsbegründenden Umständen, durch schriftliche Erklärung gegenüber der jeweils anderen Vertragspartei geltend macht. Für die Beurteilung der Rechtzeitigkeit der Geltendmachung ist der Zugang der schriftlichen Erklärung maßgeblich. Dies gilt nicht für die Geltendmachung von Ansprüchen wegen Verletzung des Lebens, des Körpers oder der Gesundheit sowie bei vorsätzlichen Pflichtverletzungen. Die Versäumung der Ausschlussfrist führt zum Verlust des Anspruchs.

1.Claims of the Company and the Board Member arising from or in connection with the employment relationship shall excluded, irrespective of their legal basis, if the entitled person does not assert the claim within a period of six months, calculated from the due date and the knowledge or grossly negligent ignorance of the entitled person of the circumstances giving rise to the claim, by means of a written declaration to the respective other party. For the assessment of the timeliness of the assertion, the receipt of the written declaration is decisive. This does not apply to the assertion of claims due to injury to life, body or health as well as in the case of intentional breaches of duty. Failure to comply with the preclusive period will result in the loss of the claim.

1.Etwaige Ansprüche der Gesellschaft nach § 93 (2) und (3) AktG gegen das Vorstandsmitglied bleiben gemäß § 93 (4) Satz 3 AktG von vorstehendem Absatz (1) unberührt.	1.Any claims of the Company pursuant to Section 93 (2) and (3) AktG against the Board Member shall remain unaffected by the above paragraph (1) pursuant to Section 93 (4) sentence 3 AktG.

§ 1 Schlussbestimmungen	Final Provisions
1.Dieser Vertrag enthält die gesamte Vereinbarung zwischen den Parteien. Bereits getroffene Vereinbarungen zwischen den Parteien werden hiermit ausdrücklich aufgehoben.	1.This agreement contains the entire agreement between the parties. Prior agreements between the parties are hereby expressly cancelled.

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1.Änderungen oder Ergänzungen dieses Vertrages einschließlich dieser Schriftformklausel bedürfen zu ihrer Wirksamkeit der Schriftform.	1.Changes or additions to this agreement, including this written form clause, must be made in writing to be effective.
1.Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	1.This agreement is subject to the law of the Federal Republic of Germany.
1.Erfüllungsort ist der Sitz der Gesellschaft. Gerichtsstand für Streitigkeiten aus diesem Vertrag ist der Sitz der Gesellschaft.	1.Place of performance is the seat of the Company, place of jurisdiction for disputes from this agreement is the seat of the Company.
1.Sollte eine Bestimmung dieses Vertrages ganz oder teilweise rechtsunwirksam oder undurchführbar sein oder werden, so wird die Gültigkeit der übrigen Bestimmungen dieses Vertrages nicht berührt. Vielmehr ist die ganz oder teilweise rechtsunwirksame oder undurchführbare Bestimmung durch eine Bestimmung zu ersetzen, die den mit der unwirksamen Bestimmung angestrebten wirtschaftlichen Erfolg soweit wie möglich erreicht. Das gleiche gilt im Fall von Lücken dieses Vertrages.

1.Should any provision of this agreement be or become invalid or unenforceable in whole or in part, the validity of the remaining provisions of this agreement shall not be affected. Rather, the invalid or unenforceable provision, in whole or in part, shall be replaced by a provision that achieves as far as possible the economic purpose intended by the invalid provision. The same shall apply in the event of any gaps in this agreement.

Martinsried, den	Martinsried, this
/s/ Dr. Daniel Vitt	/s/ Dr. Jörg Neermann
Dr. Daniel Vitt	Dr. Jörg Neermann Aufsichtsratsvorsitzender

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Anlagenverzeichnis	Schedule of Annexes
Anlage 1: AR-Beschluss	Annex 1: Supervisory Board Resolution
Anlage 2: Geschäftsverteilungsplan aktuell	Annex 2: Schedule of Responsibilities
Anlage 3: Genehmigte Nebentätigkeiten des Vorstands	Annex 3: Approved Ancillary Activities of the Board Member

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